Exhibit 99.1

CONTACT
Robert R. Foley
Chief Financial Officer
(212) 297-1000

Gramercy Capital Corp. reports second quarter
FFO of $0.58 per share and EPS of $0.50 per share

Second Quarter Highlights

•                  Increased FFO over 16% to $14.8 million, or $0.58 per diluted share, from $12.7 million, or $0.53 per diluted share, in the previous quarter and $8.7 million, or $0.45 per diluted share, for the same quarter in the previous year.

•                  Increased net income available to shareholders over 20% to $12.8 million, or $0.50 per diluted share, from $10.6 million, or $0.44 per diluted share, in the previous quarter and $7.5 million, or $0.39 per diluted share, for the same quarter in the previous year.

•                  Originated debt investments totaling approximately $370.5 million, net of unamortized fees, discounts and unfunded commitments, increasing total debt investments to $1.66 billion, representing a 7.2% increase over the prior quarter and 122.5% over the same quarter in the previous year.

•                  Recognized a net gain of $2.6 million from the sale to third parties of 45.7% of the securities in the trust that holds the Company’s credit tenant lease investment in a suburban New Jersey office building net leased to Philips Holding USA Inc. (S&P: A-).

•                  Raised net proceeds, before transaction costs, of approximately $80.0 million through a public offering of 3,000,000 common shares, which proceeds were immediately deployed in the Company’s debt and net lease investing activities.

•                  Closed a $100 million, three-year unsecured revolving credit facility arranged and syndicated by KeyBank, N.A.

•                  Continued its credit tenant lease investment activity with the acquisition of a 49.75% ownership interest through a tenancy-in-common structure in 55 Corporate Drive, a premier 670,000 square foot office building in Bridgewater, NJ which will serve as the United States headquarters of Sanofi-Aventis (S&P: AA-).

•                  Declared an increase of 2.0% in the Company’s quarterly dividend, to $0.51 from $0.50 per common share.

Summary

NEW YORK, N.Y. — July 19, 2006 — Gramercy Capital Corp. (NYSE: GKK) today reported funds from operations (FFO) of $14.8 million, or $0.58 per diluted share, and net income available to common stockholders of $12.8 million, or $0.50 per diluted share, for the quarter ended June 30, 2006.  The Company generated total revenues of $43.5 million during the second quarter, up from $37.0 million during the previous quarter and $18.8 million during the same quarter in the previous year.  Gramercy had total assets of $2.0 billion, total liabilities of $1.5 billion, and stockholders’ equity of $458.3 million on June 30, 2006.

Investment Activity

Gramercy originated eight separate debt investments with an aggregate unpaid principal balance of approximately $370.5 million, net of unamortized fees, discounts and unfunded commitments.  Fully 86% of origination activity was comprised of first mortgage loans, with the remainder mezzanine loans.

The unpaid principal balance, net of unamortized fees, discounts and unfunded commitments, allocated by investment type and weighted average yields of the Company’s debt investments originated during the quarter ended June 30, 2006, were as follows:

	Debt Investments ($ in millions)	% Allocation of Debt Investments	Fixed Rate: Average Yield	Floating Rate: Average Spread over LIBOR
Whole Loans — floating rate	$319.2	86.1%	—	265 bps
Mezzanine Loans — floating rate	51.3	13.9%	—	784 bps
Total / Average	$370.5	100%	—	337 bps

Note:  Debt Investments are presented net of unamortized fees, discounts and unfunded commitments.

In the almost two years since the Company’s initial public offering in August 2004, it has originated and closed 92 separate debt investments with commitment amounts totaling approximately $2.61 billion. As of June 30, 2006, debt investments had a carrying value of $1.66 billion, net of unamortized fees, discounts, and unfunded commitments of $150.7 million.

The aggregate carrying values, allocated by investment type and weighted average yields of the Company’s debt investments as of June 30, 2006 were as follows:

	Debt Investments ($ in millions)	% Allocation of Debt Investments	Fixed Rate: Average Yield	Floating Rate: Average Spread over LIBOR
Whole Loans — floating rate	$938.4	56.7%	—	303 bps
Whole Loans — fixed rate	115.3	7.0%	9.64%	—
Subordinate Mortgage Interests — floating rate	404.8	24.5%	—	425 bps
Subordinate Mortgage Interests — fixed rate	48.2	2.9%	9.56%	—
Mezzanine Loans — floating rate	81.8	4.9%	—	724 bps
Mezzanine Loans — fixed rate	43.3	2.6%	8.88%	—
Preferred Equity — floating rate	11.8	0.7%	—	900 bps
Preferred Equity — fixed rate	11.9	0.7%	10.28%	—
Total / Average	$1,655.5	100%	9.51%	366 bps

Note:  Debt Investments are presented net of unamortized fees, discounts and unfunded commitments.

Asset yields for fixed rate and floating rate investments as of June 30, 2006 were 9.51% and 30-day LIBOR plus 366 basis points, respectively, compared to 9.41% and 30-day LIBOR plus 394 basis points, respectively, in the previous quarter.  Asset yields on the Company’s floating rate mortgage loan originations, which remain the Company’s largest investment focus, declined modestly to 30-day LIBOR plus 303 basis points as compared to 30-day LIBOR plus 310 basis points in the previous quarter.   Gramercy has sustained its high relative leveraged returns on invested equity by combining attractive asset-level spreads from directly originated loans with the sharply-reduced cost of debt resulting from Gramercy’s $1.0 billion collateralized debt obligation (“CDO”), and from reductions in borrowing spreads on its secured repurchase agreements negotiated late in the first quarter of 2006 and fully-reflected in the Company’s second quarter results.  At June 30, 2006, the weighted average first-dollar and last-dollar loan-to-value ratios for the Company’s debt investments were 23% and 77%, respectively, compared to 26% and 73%, respectively, in the previous quarter.  The weighted average remaining initial term of the Company’s investments decreased slightly to 2.1 years from 2.2 years in the previous quarter.

Operating Results

Debt investments generated investment income of $39.1 million for the second quarter. Gain on sales and other income of $4.4 million was comprised primarily of the recognition of unamortized fees in connection with the syndication of two debt investments, interest on cash balances, and a gain of $2.6 million recognized in connection with the sale of an additional 45.7% of the securities in the trust that owns the 200 Franklin Square Drive credit tenant net lease investment in Northern New Jersey, reducing Gramercy’s investment in the Trust at June 30, 2006 to its target of 25%.

Interest expense was $21.0 million for the second quarter, and reflects interest expense on $150.0 million of trust preferred securities, $810.5 million of investment-grade notes issued by the CDO, and borrowings under the secured warehouse repurchase facilities.  Gramercy’s use of leverage increased during the quarter, to 69% from 68% in the previous quarter, still slightly below management’s targeted level of roughly 75%.

The weighted average, swapped-equivalent interest rate for Gramercy’s secured debt and long-term capital was 30-day LIBOR plus 111 basis points on June 30, 2006 compared to 118 basis points on March 31, 2006, 114 basis points on December 31, 2005, 108 basis points on September 30, 2005, and 201 basis points on June 30, 2005.   This decline of seven basis points reflects a reduction of six basis points in the average cost of borrowings under Gramercy’s secured repurchase facilities, and a change in the mix of debt utilized versus the prior quarter.  The Company’s CDO was fully utilized throughout the quarter, while borrowings under Gramercy’s repurchase facilities increased by $16 million over the previous quarter in support of debt and net lease investing activity.  At quarter-end, 30% of Gramercy’s outstanding debt, excluding trust preferred securities, was attributable to its secured repurchase facilities, as compared to 31% at March 31, 2006.

The Company incurred fees to affiliates of SL Green totaling $5.4 million during the second quarter as compared to $4.7 million during the previous quarter, all pursuant to existing management and financial advisory arrangements. Included in these amounts is a $1.6 million incentive fee earned as a result of the Company’s FFO exceeding the 9.5% return on equity performance threshold.  Marketing, general and administrative expenses remained flat at $2.8 million, and represented approximately 6.4% of revenues as compared to 7.5% in the previous quarter.

During the second quarter the Company increased its provision for loan losses by $500,000 to approximately $1.5 million at June 30, 2006, or nine basis points of unpaid principal balance on the Company’s debt investments.

During the quarter $1.3 million, or $0.05 per diluted share, was contributed to FFO by investments in unconsolidated joint ventures.  Gramercy’s equity in the net losses of unconsolidated joint ventures was approximately $630,000 during the second quarter, representing Gramercy’s pro rata share of Generally Accepted Accounting Principles, or GAAP, net losses from its net lease joint venture investments.  Gramercy now has four net lease investments with an aggregate property cost (on a 100% basis) of over $1.1 billion, and an aggregate property cost allocable to Gramercy’s ownership interests of $142.9 million.

Liquidity and Funding

Gramercy had substantial liquidity at June 30, 2006 consisting of $38.5 million of cash and cash equivalents and $74.6 million of restricted cash, comprised primarily of Gramercy’s share of reserves related to its investment in 55 Corporate Drive, and cash held by the trustee of Gramercy’s CDO.

Loan prepayments in full, partial prepayments, and scheduled amortization payments totaled $213.0 million during the quarter.

During the quarter Gramercy syndicated partial pari passu interests in two floating rate loans to optimize its risk adjusted returns and re-balance its debt investment portfolio.  These transactions resulted in income of approximately $314,000 from the recognition of unamortized origination fees.

Dividends

The Board of Directors of Gramercy approved a quarterly dividend of $0.51 per common share for the quarter ended June 30, 2006.  This represented a $0.01, or 2.0%, increase from last quarter’s dividend of $0.50 and represents the seventh consecutive dividend increase since the Company’s initial public offering in August 2004. The dividend was paid on July 14, 2006 to stockholders of record at the close of business on June 30, 2006.  During 2004, the Board of Directors adopted a dividend policy under which it generally intends to distribute to its stockholders approximately 100% of the Company’s annual taxable income.  On a cumulative basis through June 30, 2006, and giving effect to the dividend declared in June 2006, the Company’s dividends paid have equaled 89% of FFO.

Company Profile

Gramercy Capital Corp. is a national commercial real estate specialty finance company that specializes in the direct origination and acquisition of first mortgage loans, subordinate mortgage participations, mezzanine loans, preferred equity, and net lease investments involving commercial properties throughout the United States. Gramercy is externally-managed by GKK Manager LLC, which is a majority-owned subsidiary of SL

Green Realty Corp. (NYSE: SLG). Gramercy is headquartered in New York City and has a regional investment office in Los Angeles, California.

Conference Call

The Company’s executive management team, led by Marc Holliday, President and Chief Executive Officer, will host a conference call and audio web cast on Thursday, July 20, 2006 at 2:00 p.m. EST to discuss second quarter operating results. The conference call may be accessed by dialing 800-435-1261 (Domestic) or 617-614-4076 (International), using passcode “Gramercy”. The live conference will be simultaneously broadcast in a listen-only mode on the Company’s web site at www.gramercycapitalcorp.com. A replay of the call will be available through Thursday, July 27, 2006 by dialing 888-286-8010 (Domestic) or 617-801-6888 (International), using pass code 57999022.

To review Gramercy’s latest news releases and other corporate documents, please visit the Company’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.

Disclaimer

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on page 9 of this release.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

Selected Financial Data

Gramercy Capital Corp.
Consolidated Statements of Income
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues
Investment income	$39,134	$15,689	$71,013	$25,939
Rental revenue, net	—	—	914	—
Gain on sales and other income	4,371	3,069	8,568	3,509
Total revenues	43,505	18,758	80,495	29,448

Expenses
Interest expense	20,777	6,264	38,499	9,065
Management fees	3,861	1,870	7,384	3,538
Incentive fee	1,578	—	2,771	—
Depreciation and amortization	228	106	683	128
Marketing, general and administrative	2,779	1,632	5,549	3,266
Provision for loan loss	500	525	500	525
Total expenses	29,723	10,397	55,386	16,522
Income from continuing operations before equity in net lossof unconsolidated joint ventures and provision for taxes	13,782	8,361	25,109	12,926
Equity in net loss of unconsolidated joint ventures	(630)	(404)	(1,357)	(404)
Income from continuing operations before provision for taxes	13,152	7,957	23,752	12,522
Provision for taxes	(335)	(500)	(382)	(500)
Net income available to common stockholders	$12,817	$7,457	$23,370	$12,022

Basic earnings per share:
Net income available to common stockholders	$0.53	$0.40	$0.99	$0.64
Diluted earnings per share:
Net income available to common stockholders	$0.50	$0.39	$0.94	$0.63
Dividends per common share	$0.51	$0.35	$1.01	$0.57
Basic weighted average common shares outstanding	24,334	18,833	23,575	18,833
Diluted weighted average common shares and common share equivalents outstanding	25,530	19,033	24,767	19,026

Gramercy Capital Corp.
Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	June 30,
	2006	December 31,
	(Unaudited)	2005
Assets:
Cash and cash equivalents	$38,055	$70,576
Restricted cash	74,599	53,833
Loans and other lending investments, net	1,593,353	1,163,745
Investment in unconsolidated joint ventures	59,243	58,040
Loans held for sale, net	62,213	42,000
Operating real estate, net	83,988	51,173
Accrued interest	11,037	7,187
Deferred financing costs	17,546	17,488
Deferred costs	2,480	1,894
Derivative instruments, at fair value	8,078	2,271
Other assets	17,044	1,603
Total assets	$1,967,636	$1,469,810

Liabilities and Stockholders’ Equity:
Repurchase agreements	$393,170	$117,366
Collateralized debt obligation	810,500	810,500
Mortgage note payable	94,525	41,000
Management fees payable	1,684	1,329
Incentive fee payable	1,578	1,237
Dividends payable	13,096	10,726
Accounts payable and accrued expenses	15,406	11,561
Other liabilities	29,389	3,687
Junior subordinated deferrable interest debentures held by trusts that issued trust preferred securities	150,000	100,000
Total liabilities	1,509,348	1,097,406

Commitments and contingencies	—	—

Stockholders’ Equity:
Preferred stock, par value $0.001, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, par value $0.001, 100,000,000 shares authorized, 25,817,642and 22,802,642 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	25	22
Additional paid-in-capital	450,097	369,529
Accumulated other comprehensive income	8,166	2,851
Retained earnings	—	2
Total stockholders’ equity	458,288	372,404
Total liabilities and stockholders’ equity	$1,967,636	$1,469,810

Gramercy Capital Corp.
Reconciliation of Non-GAAP Financial Measures
(Unaudited, amounts in thousands, except per share data)

	For the Three Months Ended June 30, 2006	For the Three Months Ended June 30, 2005	For the Six Months Ended June 30, 2006	For the Six Months Ended June 30, 2005
Net income available to common stockholders	$12,817	$7,457	$23,370	$12,022
Add:
Depreciation and amortization	1,322	537	2,744	956
FFO adjustment for unconsolidated joint ventures	1,978	1,199	3,857	1,199
Less:
Non real estate depreciation and amortization	(1,322)	(537)	(2,505)	(956)
Funds from operations	$14,795	$8,656	$27,466	$13,221

Funds from operations per share — basic	$0.61	$0.46	$1.17	$0.70
Funds from operations per share — diluted	$0.58	$0.45	$1.11	$0.69

	For the Three Months Ended March 31, 2006	For the Three Months Ended March 31, 2005
Net income available to common stockholders	$10,554	$4,566
Add:
Depreciation and amortization	1,422	417
FFO adjustment for unconsolidated joint ventures	1,879	—
Less:
Non real estate depreciation and amortization	(1,184)	(417)
Funds from operations	12,671	4,566
Nonrecurring charges	525	—
Funds from operations before nonrecurring charges	$13,196	$4,566

Funds from operations per share — basic	$0.55	$0.24
Funds from operations per share — diluted	$0.53	$0.24